Exhibit 10(a)

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This AMENDMENT NO. 1 TO CREDIT AGREEMENT, dated as of June 27, 2008 (this “Amendment”), among TENET HEALTHCARE CORPORATION, a Nevada corporation (the “Borrower”), and CITICORP USA, INC. (“Citi”), as Administrative Agent (as defined below), on behalf of each Lender executing an Acknowledgment and Consent (as defined below), amends certain provisions of the CREDIT AGREEMENT, dated as of November 16, 2006 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders and the Issuers (each as defined therein) party thereto from time to time, Citi, as agent for the Lenders and the Issuers (in such capacity, and as agent for the Secured Parties under the Collateral Documents, together with its successors in such capacity, the “Administrative Agent”). Unless otherwise specified herein, all capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Borrower and each Lender signatory to an acknowledgment and consent in the form set forth as Exhibit A (an “Acknowledgment and Consent”) and the Administrative Agent agree, subject to the limitations and conditions set forth herein, to amend the Credit Agreement as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Certain Amendments to the Credit Agreement. As of the Effective Date (as defined below):

(a) Section 1.1 (Defined Terms) is hereby amended by inserting the following definitions among the existing definitions set forth in such Section in alphabetical order:

“ “Qualified Preferred Stock” means preferred Stock of the Borrower the proceeds of the issuance and sale of which (net of brokers’ and advisors’ fees and other costs incurred in connection with such transaction) are used solely to repay, redeem, repurchase, defease or otherwise refinance outstanding Senior Notes; provided, however, that, until any such proceeds are so used in full, (i) such proceeds are held in cash and Cash Equivalents in a segregated Approved Deposit Account and (ii) the Borrower reports in each Compliance Certificate delivered pursuant to Section 6.1(c) (Financial Statements) the aggregate amount of such proceeds remaining unused on the last day of the period covered by the financial statements delivered pursuant to Section 6.1(a) or (b) together with such Compliance Certificate.”

“ “Qualified Refinancing Indebtedness” means unsecured Indebtedness in an aggregate principal amount not to exceed $1,000,000,000, the proceeds of the issuance and sale of which (net of brokers’ and advisors’ fees and other costs incurred in connection with such transaction) are used solely to repay, redeem, repurchase, defease or otherwise refinance outstanding Senior Notes that (a) has a weighted average maturity and final maturity (measured as of the date of such renewal, refinancing, extension or refunding) no shorter than that of such Senior Notes, (b) with respect to any guarantee or subordination provisions, shall have such provisions which are not materially less favorable to the

Lenders than such Senior Notes and (c) the stated final maturity of such Indebtedness shall not be prior to one year after the Scheduled Termination Date; provided, however, that, until any such proceeds are so used in full, (i) such proceeds are held in cash and Cash Equivalents in a segregated Approved Deposit Account and (ii) the Borrower reports in each Compliance Certificate delivered pursuant to Section 6.1(c) (Financial Statements) the aggregate amount of such proceeds remaining unused on the last day of the period covered by the financial statements delivered pursuant to Section 6.1(a) or (b) together with such Compliance Certificate.”

“ “Qualified Secured Refinancing Indebtedness” means Secured Indebtedness, secured by assets other than Collateral, the proceeds of the issuance and sale of which (net of brokers’ and advisors’ fees and other costs incurred in connection with such transaction) are used solely to repay, redeem, repurchase, defease or otherwise refinance outstanding Senior Notes that (a) has a weighted average maturity and final maturity (measured as of the date of such renewal, refinancing, extension or refunding) no shorter than that of such Senior Notes, (b) the stated final maturity of such Indebtedness shall not be prior to one year after the Scheduled Termination Date; provided, however, that, until any such proceeds are so used in full, (i) such proceeds are held in cash and Cash Equivalents in a segregated Approved Deposit Account and (ii) the Borrower reports in each Compliance Certificate delivered pursuant to Section 6.1(c) (Financial Statements) the aggregate amount of such proceeds remaining unused on the last day of the period covered by the financial statements delivered pursuant to Section 6.1(a) or (b) together with such Compliance Certificate, and (c) if such Indebtedness is secured by any asset other than Stock of the Borrower’s Subsidiaries and mortgages on the Borrower’s and its Subsidiaries’ real property, improvements thereto and/or equipment (but no other personal property) therein and fixtures thereon, the holders of such Indebtedness and the agent therefor shall have entered into an intercreditor agreement with the Administrative Agent in form and substance reasonably acceptable to the Administrative Agent.”

“ “Secured Indebtedness” means, of any Person as of any date, any Indebtedness (other than the Obligations) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person, whether or not such Person has assumed or become liable for the payment of such Indebtedness.”

“ “Secured Indebtedness Ratio” means, with respect to any Person as of any date, the ratio of (a) Secured Indebtedness of such Person outstanding as of such date to (b) EBITDA for such Person for the last four Fiscal Quarter period ending on or before such date.”

(b) The term “Permitted Refinancing” as defined in Section 1.1 (Defined Terms) is hereby amended by deleting the words “or (k)” and replacing such words with the words “(k), (p) or (q)”.

(c) Section 8.1 (Indebtedness) is hereby amended by inserting the following new clauses (p) and (q) directly after the existing clause (o):

“(p) Qualified Refinancing Indebtedness of the Borrower; provided, however, that after giving effect to the incurrence of any such Qualified Refinancing Indebtedness (A) no Default or Event of Default shall have occurred and be continuing and (B) if Available Credit would be less than $100,000,000, the Borrower would be in compliance with the financial covenant contained in Section 5.1 (Minimum Fixed Charge Coverage

Ratio) for the most recently ended Fiscal Quarter, determined after giving pro forma effect to the incurrence of such Qualified Refinancing Indebtedness and the use of proceeds thereof that has been utilized on or before the last day of such Fiscal Quarter; and

(q) Qualified Secured Refinancing Indebtedness; provided, however, that at the time of incurrence of such Qualified Secured Refinancing Indebtedness and after giving effect thereto, no Event of Default shall have occurred and be continuing and either (i) the aggregate Dollar Equivalent of the outstanding principal amount of all such Qualified Secured Refinancing Indebtedness incurred pursuant to this clause (q) would not exceed $1,000,000,000, or (ii) the Secured Leverage Ratio, after giving pro forma effect to such Secured Indebtedness, would be less than 2.0 to 1.0 as at the end of each of the most recently ended four consecutive Fiscal Quarters for which financial statements have been delivered to the Administrative Agent.”

(d) Section 8.2(e) (Liens, Etc.) is hereby amended by adding immediately after the words “or (d) above” in such definition the words “, or (q) below”.

(e) Section 8.2 (Liens, Etc.) is hereby amended by (i) deleting the word “and” at the end of clause (i), (ii) replacing the period at the end of clause (j) with a semicolon, and (iii) inserting the following new clauses (k), (l), (m) and (n) directly after clause (j):

“(k) any Lien on hospital facilities securing obligations not constituting Indebtedness provided, however, that the aggregate appraised value of all hospital facilities that are subject to Liens permitted by this clause (k) shall not at any time exceed $75,000,000;

(l) Liens on inventory not constituting Collateral, securing trade payables incurred in the ordinary course of business; provided, however, that the aggregate book value of all such inventory that is subject to Liens permitted by this clause (l) shall not at any time exceed $30,000,000;

(m) Liens securing Indebtedness incurred pursuant to Section 8.1(q) (Indebtedness), limited in each case to property other than Collateral; and

(n) Liens in favor of the Borrower or any Guarantor securing Indebtedness permitted by Section 8.1(f) (Indebtedness), limited in each case to property other than Collateral.

(f) Section 8.5 (Restricted Payments) is hereby amended by (i) deleting the word “and” at the end of clause (c), (ii) replacing the period at the end of clause (d) with a semicolon, and (iii) inserting the following new clause (e) directly after clause (d):

“(e) (i) payments in cash upon conversion, redemption, repayment, prepayment or repurchase of any Stock or Stock Equivalent to the extent such payments would be permitted under Section 8.6 (Prepayment and Cancellation of Indebtedness), (ii) deliveries of common Stock of the Borrower upon conversion of any Indebtedness permitted under Section 8.1 (Indebtedness) to equity; (iii) payments in cash with respect to any partial units of common Stock of the Borrower required to be paid in cash in connection with the conversion of any Indebtedness permitted under Section 8.1 (Indebtedness) to such units of common Stock, (iv) payments in cash of interest payments due on any Indebtedness incurred in accordance with Section 8.1 (Indebtedness) and (v) dividends and distributions declared on any Qualified Preferred Stock.”

(g) The paragraph under the heading for Section 8.6 (Prepayment and Cancellation of Indebtedness) is hereby deleted in its entirety and replaced with the following:

“No Group Member shall prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any (1) Subordinated Debt or (2) Senior Debt with an aggregate principal amount greater than $50,000,000; provided, however, that each Group Member may (i) prepay the Obligations in accordance with the terms of this Agreement, (ii) make regularly scheduled or otherwise required repayments or redemptions of Indebtedness, (iii) prepay any Indebtedness payable to the Borrower by any of its Subsidiaries, (iv) renew, extend, refinance and refund Indebtedness, as long as such renewal, extension, refinancing or refunding is permitted under Section 8.1(Indebtedness), (v) satisfy any outstanding Indebtedness that is convertible into or exchangeable for Stock by issuing the Stock into which such Indebtedness is convertible or exchangeable upon conversion thereof or in exchange therefor, (vi) prepay, redeem, repurchase, defease or otherwise satisfy any outstanding Senior Notes with the proceeds of a Qualified Refinancing Indebtedness, Qualified Secured Refinancing Indebtedness or Qualified Preferred Stock, and (vii) if prior to and after giving effect to any such prepayment, redemption, repurchase, defeasance or other satisfaction of any such Senior Debt, the Borrower is in pro forma compliance with the Excess Availability Condition, such Group Member shall be permitted to prepay, redeem, repurchase, defease or otherwise satisfy any Senior Debt without limitation.”

(h) The paragraph under the heading for Section 11.18 (Confidentiality) is hereby deleted in its entirety and replaced with the following:

“Each of the Administrative Agent, the Lenders and the Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 11.18, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.18 or (y) becomes available to the Administrative Agent, any Lender, any Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 11.18, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuer on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided, however, that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.”

Section 2. Conditions to Effectiveness. This Amendment shall become effective as of the date (the “Effective Date”) on which each of the following conditions precedent shall have been satisfied:

(a) Certain Documents. The Administrative Agent shall have received each of the following prior to or on June 27, 2008, each dated as of the Effective Date (unless otherwise agreed to by the Administrative Agent), in form and substance satisfactory to Administrative Agent:

(i) this Amendment, duly executed by the Borrower and the Administrative Agent; and

(ii) the Administrative Agent shall have received an Acknowledgment and Consent duly executed by each Lender constituting the Requisite Lenders.

(b) Representations and Warranties; No Defaults. The Administrative Agent, for the benefit of the Lenders and the Issuers, shall have received a certificate of a Responsible Officer of the Borrower certifying that both before and after giving effect to this Amendment:

(i) each of the representations and warranties set forth in Article IV (Representations and Warranties) of the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date; provided, however, that references therein to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended by this Amendment; and

(ii) no Default or Event of Default shall have occurred and be continuing, either on the date hereof or on the Effective Date.

(c) Fees; Costs and Expenses. (i) The Lenders shall have received payment of all fees as required by Section 5 hereof; and

(ii) the Administrative Agent shall have received payment of all fees, costs and expenses, including, without limitation, all fees, costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent) in connection with this Amendment, the Credit Agreement and each other Loan Document, as required by Section 6 hereof.

Section 3. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and each Lender as follows:

(a) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all requisite corporate action on the part of the Borrower and will not violate its certificate of incorporation or bylaws.

(b) This Amendment has been duly executed and delivered by the Borrower, and each of this Amendment and the Credit Agreement as amended or otherwise modified hereby constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and other similar laws relating to or affecting creditors’ rights generally and by the application of general equitable principles (whether considered in proceedings at law or in equity).

(c) (i) Each of the representations and warranties made by the Borrower in the Credit Agreement, as amended hereby, and the other Loan Documents, is true and correct in all material respects as of the Effective Date (other than representations and warranties in any such Loan Document that expressly speak as of an earlier date, which shall have been true and correct in all material respects as of such earlier date) and (ii) no Default or Event of Default has occurred and is continuing.

Section 4. Reference to and Effect on the Loan Documents.

(a) As of the Effective Date, each reference in the Credit Agreement and the other Loan Documents to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement or such other Loan Document as amended by this Amendment, and this Amendment and the Credit Agreement shall be read together and construed as a single instrument.

(b) Except to the extent expressly amended hereby, the Credit Agreement and all of the other Loan Documents are and shall remain in full force and effect and are hereby ratified and confirmed, including the respective guarantees and security interests granted pursuant to the respective Loan Documents.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any Default or Event of Default or any right, power, privilege or remedy of the Administrative Agent, any Lender or any Issuer under the Credit Agreement or any Loan Document, or constitute a waiver of any provision of the Credit Agreement or any Loan Document.

(d) This Amendment is a Loan Document.

(e) The Borrower hereby confirms that the security interests and Liens granted pursuant to the Loan Documents continue to secure the Obligations and that such security interests and Liens remain in full force and effect.

(f) This Amendment shall not extinguish or otherwise constitute a novation of the Obligations outstanding under the Credit Agreement or discharge or release the Lien or priority of any Loan Document or any other security therefor or any guarantee thereof.

Section 5. Fees. As consideration for a Lender consenting to this Amendment, the Borrower agrees to pay to the Administrative Agent, for the account of such Lender a fee equal to 0.25% of the sum of such Lender’s Revolving Credit Commitment currently in effect provided that the Administrative Agent shall have received (by facsimile or otherwise) an executed Acknowledgment and Consent from such Lender with respect to this Amendment by 12:00 p.m. (New York time) on June 27, 2008.

Section 6. Costs and Expenses. As provided in Section 11.3 (Costs and Expenses) of the Credit Agreement, the Borrower agrees to pay or reimburse the Administrative Agent on the Effective Date for all of the Administrative Agent’s reasonable out-of-pocket costs and expenses of every type and nature, including the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, incurred by the Administrative Agent in connection with this Amendment.

Section 7. Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

Section 8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

Section 9. Severability. The fact that any term or provision of this Amendment is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

Section 10. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Receipt by the Administrative Agent of a facsimile copy of an executed signature page hereof shall constitute receipt by the Administrative Agent of an executed counterpart of this Amendment.

Section 11. Waiver of Jury Trial. Each of the parties hereto irrevocably waives trial by jury in any action or proceeding with respect to this Amendment or any other Loan Document.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Amendment has been duly executed on the date set forth above.

TENET HEALTHCARE CORPORATION, as Borrower

By:	/s/ Jeffrey Sherman
Name:	Jeffrey Sherman
Title:	Vice President and Treasurer

CITICORP USA, INC. as Administrative Agent and Lender

By:	/s/ Brendan Mackay
Name:	Brendan Mackay
Title:	Vice President

EXHIBIT A

FORM OF ACKNOWLEDGEMENT AND CONSENT

See Attached.

ACKNOWLEDGEMENT AND CONSENT

To:	CITICORP USA, INC.,

as Administrative Agent under the Credit Agreement referred to below

388 Greenwich Street, 20th Floor

New York, NY 10013

Attention: Shane Azzara

RE: TENET HEALTHCARE CORPORATION

Reference is made to the CREDIT AGREEMENT, dated as of November 16, 2006 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among TENET HEALTHCARE CORPORATION (the “Borrower”), the Lenders and the Issuers party thereto from time to time, CITICORP USA, INC., as agent for the Lenders and the Issuers (in such capacity, and as agent for the Secured Parties under the Collateral Documents, together with its successors in such capacity, the “Administrative Agent”). Unless otherwise specified herein, all capitalized terms used in this Acknowledgment and Consent shall have the meanings ascribed to such terms in the Credit Agreement.

The Borrower has requested that the Lenders consent to an amendment to the Credit Agreement on the terms described in Amendment No. 1 to the Credit Agreement (the “Amendment”), the form of which is attached hereto.

Pursuant to Section 11.1 (Amendments, Waivers, Etc.) of the Credit Agreement, the undersigned Lender hereby consents to the terms of the Amendment and authorizes the Administrative Agent to execute and deliver the Amendment on its behalf.

Very truly yours,

By:
Name:
Title:

Dated as of